DEFINITIVE NOTICE AND PROXY STATEMENT
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant To Section 14(A) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed By a Party other than the Registrant ☐
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☑	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
SIPEX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS	1

PROPOSAL I TO APPROVE THE GRANT OF DISCRETIONARY AUTHORITY TO THE BOARD OF DIRECTORS TO AMEND THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S ISSUED COMMON STOCK AT ANY TIME PRIOR TO MARCH 30, 2007, AT ONE OF THE FOLLOWING RATIOS (THE EXACT RATIO TO BE DETERMINED BY THE BOARD OF DIRECTORS): ONE SHARE FOR ONE AND ONE-HALF SHARES; ONE SHARE FOR TWO SHARES; OR ONE SHARE FOR TWO AND ONE-HALF SHARES.	3

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	8

EXPENSES AND SOLICITATION	10

WHERE YOU CAN FIND MORE INFORMATION	10

INCORPORATION OF DOCUMENTS BY REFERENCE	10

OTHER MATTERS	11

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233 South Hillview Drive
Milpitas, California 95035

NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JANUARY 30th 2007

To the Stockholders:
     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of SIPEX Corporation, a Delaware corporation (the “Company”), will be held at the Company’s corporate offices, located at 233 South Hillview Drive, Milpitas, California 95035 on Tuesday, January 30, 2007, at 10:00 a.m., local time, for the purposes of considering and acting upon the following matters:
I.	To approve the grant of discretionary authority to the Board of Directors to amend the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s issued common stock at any time prior to March 30, 2007, at one of the following ratios (the exact ratio to be determined by the Board of Directors): one share for one and one-half shares; one share for two shares; or one share for two and one-half shares.

II.	To transact such other business as may properly come before the meeting or any adjournments thereof.
     Information relating to the above matters is set forth in the attached Proxy Statement. Only stockholders of record at the close of business on December 14, 2006 will be entitled to notice of and to vote at the meeting and any adjournment thereof.
               All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,
/s/ Clyde R. Wallin
CLYDE R. WALLIN
Secretary

Milpitas, California
Date: December 28, 2006
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEEDS TO BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

SIPEX CORPORATION
233 South Hillview Drive
Milpitas, California 95035

PROXY STATEMENT
FOR A SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JANUARY 30th2007

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sipex Corporation (“Sipex” or the “Company”) for use at a Special Meeting of Stockholders (the “Special Meeting”) to be held at the Sipex’s corporate offices, located at 233 South Hillview Drive, Milpitas, California 95035 on January 30, 2007, at 10:00 a.m., local time, and at any adjournments thereof.
     Only stockholders of record as of the close of business on December 14, 2006, the record date fixed by the Board of Directors, will be entitled to notice of, and to vote at, a Special Meeting and at any adjournments thereof. At the close of business on December 14, 2006, there were an aggregate of 35,788,810 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company issued, outstanding and entitled to vote. The holders of Common Stock are entitled to one vote per share on any proposal presented at a Special Meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder’s right to attend the meeting and vote in person.
     It is anticipated that this Proxy Statement and the accompanying proxy will be first mailed to stockholders on or about December 28, 2006.
ALL PROXIES WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDERS’ INSTRUCTIONS, AND IF NO CHOICE IS SPECIFIED, THE ENCLOSED PROXY CARD (OR ANY SIGNED AND DATED COPY THEREOF) WILL BE VOTED IN FAVOR OF THE MATTERS SET FORTH IN THE ACCOMPANYING NOTICE OF MEETING.
     The Board of Directors knows of no other matter to be presented at a Special Meeting. If any other matter upon which a vote may properly be taken should be presented at a Special Meeting, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.
Quorum and Votes Required
     The representation, in person or by proxy, of at least a majority of the issued and outstanding shares of Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business. Shares represented by proxies pursuant to which votes have been withheld from any nominee for director, or which contain one or more abstentions or broker “non-votes,” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Special Meeting. A “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner returns a proxy but the broker does not have discretionary voting power with respect to a particular proposal and has not received instructions from the beneficial owner.
     An affirmative vote of a majority of the Common Stock outstanding on the record date of December 14, 2006 is necessary to approve the proposal to amend Sipex’s amended and restated certificate of incorporation, to effect the reverse split of the outstanding shares of Sipex’s Common Stock.
     The persons named as agents in the proxies are officers of the Company. All properly executed proxies returned in time to be counted at the Special Meeting will be voted.

Revocability of Proxies
     Any person giving a proxy in response to this solicitation has the power to revoke it at any time prior to the time that the proxy is voted at the Special Meeting. Proxies may be revoked by any of the following actions:
•	delivering a written notice to our Corporate Secretary at our principal executive offices (233 South Hillview Drive, Milpitas, California 95035) bearing a date later than the date of the proxy stating that the proxy is revoked;

•	signing and delivering a later-dated proxy relating to the same shares to our Corporate Secretary at our principal executive offices;

•	delivering a later-dated proxy using the telephone voting procedures described on the enclosed proxy card; and

•	attending the Special Meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).
     If your shares are held in “street name” by your broker, you must follow the directions received from your broker to change your vote.
Multiple Stockholders Sharing One Address
     In some instances, we may deliver to multiple stockholders sharing a common address only one copy of this proxy statement and its attachments. If requested by phone or in writing, we will promptly provide a separate copy of the proxy statement and its attachments to a stockholder sharing an address with another stockholder. Requests by phone should be directed to our Corporate Secretary at (408) 934-7500, and requests in writing should be sent to Sipex Corporation, Attention: Corporate Secretary, 233 South Hillview Drive, Milpitas, California 95035. Stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.
PROPOSAL I
TO APPROVE THE GRANT OF DISCRETIONARY AUTHORITY TO THE BOARD OF DIRECTORS TO AMEND THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S ISSUED COMMON STOCK AT ANY TIME PRIOR TO MARCH 30, 2007, AT ONE OF THE FOLLOWING RATIOS (THE EXACT RATIO TO BE DETERMINED BY THE BOARD OF DIRECTORS): ONE SHARE FOR ONE AND ONE-HALF SHARES; ONE SHARE FOR TWO SHARES; OR ONE SHARE FOR TWO AND ONE-HALF SHARES.
General
     At the Company’s annual meeting of stockholders held November 30, 2006, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation which would effect a reverse split of the Company’s Common Stock (a “Reverse Split”) at a ratio of one post-split share for three pre-split shares. Upon further consideration of factors affecting the Company’s capitalization and with the passage of time, the Board of Directors believes that it is in the best interest of the Company and its stockholders to approach a Reverse Split, if at all, with a greater degree of flexibility.
     Accordingly, while retaining its authority to effect the one-for-three Reverse Split approved at the annual meeting, the Board of Directors has adopted a resolution approving, declaring advisable and recommending to the stockholders for their approval three potential amendments to the Company’s Amended and Restated Certificate of Incorporation (the “Amendments” and each, an “Amendment”). Each individual Amendment would effect a Reverse

Split at different ratio of post-split shares for pre-split shares. The first such Amendment would effect a Reverse Split at a ratio of one post-split share for one and one-half pre-split shares. The second such Amendment would effect a Reverse Split at a ratio of one post-split share for two pre-split shares. The third such Amendment would effect a Reverse Split at a ratio of one post-split share for two and one-half pre-split shares. Except for the different ratios at which the Amendments would effect a Reverse Split, they are identical in every respect. Each Amendment would give effect to a Reverse Split of the Company’s issued and outstanding Common Stock, but none would change the number of authorized shares or par value of the Company’s Common Stock or preferred stock. Except for any changes as a result of the treatment of fractional shares, each stockholder will hold the same percentage of Common Stock outstanding immediately following the Reverse Split as such stockholder held immediately prior to the Reverse Split. The form of each proposed Amendment is included in this proxy statement at Appendix A.
     As described above, the Board of Directors currently has the authority to effect a Reverse Split at a ratio of one post-split share for three pre-split shares. If this proposal is approved, the Board of Directors would have the additional authority and discretion, at any time prior to March 30, 2007 to file any one of the Amendments with the Secretary of State of Delaware and, accordingly, to effect a Reverse Split at any one of the aforementioned ratios. In no event would the Board of Directors be authorized to effect more than one Reverse Split. To effect the Reverse Split, the Board of Directors would set the timing for such a split and select a specific ratio from among the three ratios described above. No further action on the part of the stockholders will be required to implement or abandon the Reverse Split. If the proposal is approved by the stockholders, and the Board of Directors determines to implement the Reverse Split at any of the above-described ratios, the Company would communicate to the public, prior to the effective date of the Reverse Split, additional details regarding the Reverse Split, including the specific ratio selected by the Board of Directors.
     Even if this proposal is approved, the Board of Directors may in its discretion decline to effect a Reverse Split if it determines that a Reverse Split is not in the best interest of the Company and its stockholders. If the Board of Directors declines to effect a Reverse Split, the Company would not file any of the Amendments or the amendment approved at the annual meeting. If the Board of Directors does not implement the Reverse Split prior to March 30, 2007, the authority granted in this proposal to implement the Reverse Split would terminate. The authority obtained by the Board of Directors at the annual meeting to effect a one-for-three Reverse Split is not limited in time.
Purpose
     The Board of Directors approved seeking the stockholders’ approval for the Amendments and the various Reverse Split Ratios because (i) the Board of Directors believes that a Reverse Stock split is an effective means for the Company to meet the listing requirements of Nasdaq Global Market so that the Company’s Common Stock may be listed on the Nasdaq Global Market and (ii) because the Board of Directors believes a higher stock price may help generate investor interest in the Company. The Board of Directors is seeking approval for the three Amendments (rather than going forward with only a single exchange ratio for the Reverse Split) because the Amendments would provide the Board of Directors additional flexibility to achieve the desired results of the Reverse Split.
     Nasdaq Global Market Listing. Sipex’s common stock is currently quoted on the Pink Sheets electronic quotation system under the symbol “SIPX.PK.” The Board of Directors believes that listing on the Nasdaq Global Market would provide a broader market for Sipex’s common stock and would facilitate the use of Sipex’s common stock in financing transactions. The Board of Directors approved the reverse stock split proposal partly as a means, if necessary, of increasing the share price of Sipex’s common stock above $5.00 per share to meet the listing requirement of Nasdaq Global Market.
     Potential Increased Investor Interest. In seeking stockholder approval for authority to effect a reverse stock split, the Board of Directors considered that the low trading price of Sipex’s common stock may discourage brokerage firms from recommending it to their clients. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the Board of Directors believes that many investment funds may be reluctant to invest in lower priced stocks for a variety of reasons, including increased price volatility.
     The Board of Directors will consider a variety of factors in determining the appropriate ratio and timing of the Reverse Split or whether to implement the Reverse Stock Split at all. The primary factor the Board of Directors will consider is the Company’s stock price during the period following approval by the stockholders. The Board of Directors will balance the goal of achieving a stock price that is viewed as attractive to stockholders, will help attract and retain employees and will enable the Nasdaq Global Market Listing against the risk of reducing the number of outstanding shares of common stock by an amount that will reduce the liquidity in the shares of common stock that remain outstanding following the Reverse Split. In this regard, the Board of Directors is contemplating a stock price as a result of the Reverse Split of between $5.00 and $10.00 per share. However, we cannot assure you that our Board of Directors will ultimately select a price within this range or that our stock will trade in the range selected by the Board following the Reverse Split or ever. Given the factors being considered, the Board may still decide to implement a Reverse Split even if one is not required to attain the Nasdaq Global Market Listing. Nonetheless, the Board of Directors is seeking the broader discretion associated with this proposal as opposed to the one already approved for the one-for-three Reverse Split so as to have greater ability to accomplish the stated objectives.
A Reverse Split May Not Result in an Increase in the Per Share Price of Our Common Stock; There Are Other Risks Associated With a Reverse Split
     We cannot be certain whether a Reverse Split would increase the trading price for our Common Stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:
•	the trading price per share of our Common Stock after a Reverse Split would rise in proportion to the reduction in the number of pre-split shares of Common Stock outstanding before Reverse Split;

•	the market price per post-split share would either exceed or remain in excess of the $5.00 minimum price as required by the Nasdaq Global Market for Sipex’s Common Stock to be listed or that we would otherwise meet the requirements of Nasdaq for listing on the Nasdaq Global Market; and

•	a Reverse Split would result in a per share price that would attract brokers and investors who do not trade in lower priced stocks.
     The market price of our Common Stock would also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If a Reverse Split is consummated and the trading price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a Reverse Split. Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after a Reverse Split.
Principal Effects of a Reverse Split
     If effected by the Board of Directors, a Reverse Split would occur simultaneously for all of the Company’s Common Stock and the ratio selected by the Board of Directors would be the same for all of such shares. Any Reverse Split would affect all stockholders uniformly and would not affect any stockholder’s percentage ownership interest in the Company, except to the extent that such Reverse Split would otherwise result in any stockholder owning a fractional share. As described below under “Effect on Fractional Stockholders,” registered stockholders otherwise entitled to fractional shares would be entitled to cash payments in lieu of such fractional shares. Such cash payments would reduce the number of post-split stockholders to the extent there are stockholders who otherwise would be entitled to receive less than one common share of the Company after the Reverse Split. This, however, is not the purpose for which Sipex’s Board of Directors is recommending the reverse stock split. In addition, the reverse stock split would not affect any stockholder’s proportionate voting rights (subject to the treatment of fractional shares). Each share of Common Stock outstanding after a Reverse Split would be entitled to one vote and would remain fully paid and non-assessable. Sipex would continue to be subject to the periodic reporting requirements of the Exchange Act.
     The principal effects of a Reverse Split would be that:
•	Based on shares outstanding as of December 14, 2006, the effect of a Reverse Split on the Company’s issued and outstanding shares of Common Stock and Common Stock available for future issuance would be as illustrated by the following table:

	Prior to	1-for-1.5	1-for-2	1-for-2.5	1-for-3
Shares	Reverse Split	Reverse Split	Reverse Split	Reverse Split	Reverse Split
Authorized	60,000,000	60,000,000	60,000,000	60,000,000	60,000,000
Issued and outstanding	35,788,810	23,859,206	17,894,405	14,315,524	11,929,603
Available for future issuance	24,211,190	36,140,794	42,105,595	45,684,476	48,070,397
•	The exercise or conversion price and the number of shares of Common Stock issuable under the Company’s outstanding warrants and options and any other similar rights or securities would be proportionately adjusted upon the reverse stock split based on the ratio of such Reverse Split.
     As of the December 14, 2006, the Company had 61 holders of record of its Common Stock. Reverse Splits are not being considered and would not be effected as the first step in a going private transaction under Rule 13e-3 of the Securities Exchange Act of 1934, and such a transaction is not the purpose for which the Company is contemplating a Reverse Split. However, we cannot assure you that neither we nor any of our affiliates will not take steps in the future that will result in a going private transaction under Rule 13e-3.
     A reduction in the number of outstanding shares of the Company’s Common Stock could result in decreased liquidity in Sipex’s Common Stock. In addition, a Reverse Split could result in some stockholders owning “odd lots” of less than one hundred (100) shares of the Company’s Common Stock on a post-split basis. Odd lots may be more difficult to sell, or may require greater transaction costs per share to sell than do “board lots” of even multiples of one under (100) shares.
     Effect on Fractional Stockholders. No scrip or fractional shares would be issued if, as a result of a Reverse Split, a registered stockholder would otherwise become entitled to a fractional share. Instead, the Company would pay to the registered stockholder, in cash, the value of any fractional share interest arising from the Reverse Split. The cash payment would equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the Reverse Split) of our Common Stock, during the ten (10) trading days preceding the date that is five (5) days before the effective time of the Reverse Split. If such price is not available, the fractional share payment would be based on the average of the last bid and ask prices of our Common Stock on such days or other prices determined by the Board of Directors. No transaction costs would be assessed to stockholders for the cash payment. Stockholders would not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date payment is made for their fractional shares.
     If you do not hold sufficient shares of pre-split Common Stock to receive at least one post-split share of Common Stock and you want to hold Sipex’s Common Stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed before the Reverse Split is effected:
(1)	purchase a sufficient number of shares of Common Stock so that you would hold at least that number of shares of Common Stock in your account prior to the implementation of the Reverse Split that would entitle you to receive at least one common share on a post-split basis; or
(2)	if applicable, consolidate your accounts so that you hold at least that number of shares of the Company’s Common Stock in one account prior to the Reverse Split that would entitle you to at least one share of Common Stock on a post- split basis. Common Stock held in registered form (that is, shares held by you in your own name on the Company’s share register maintained by its transfer agent) and Common Stock held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and would not be aggregated when implementing the Reverse Split. Also, shares of our Common Stock held in registered form, but in separate accounts by the same investor, would not be aggregated when implementing the Reverse Split.

     After the Reverse Split, then current stockholders would have no further interest in the Company with respect to their fractional shares. A person otherwise entitled to a fractional share interest would not have any voting, dividend or other rights in respect of their fractional interest except to receive the cash payment as described above. Such cash payments would reduce the number of post-split stockholders to the extent that there are stockholders holding fewer than the number of pre- split shares combined into a single post-split share by operation of the Reverse Split. This, however, is not the purpose for which the Company is effecting the Reverse Split.
     Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Sipex is domiciled and where the funds would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.
     Effect on Non-registered Stockholders. Non-registered stockholders holding their common shares through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by the Company for registered stockholders, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of fractional share. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.
     Effect on Authorized Shares. The number of authorized shares of common stock would not be effected by the Reverse Split. The Company would continue to have sixty million (60,000,000) authorized shares of Common Stock. The Company also would continue to have one million (1,000,000) authorized shares of preferred stock.
     Effect on Accounting Matters. The Reverse Split would not affect the par value of Sipex’s Common Stock. As a result, on the effective date of the Reverse Split, the stated capital on Sipex’s balance sheet attributable to Sipex’s Common Stock would be reduced in proportion to the ratio of the Reverse Split. The per share net income or loss and net book value of Sipex’s Common Stock would be increased because there would be fewer shares of Sipex’s Common Stock outstanding.
     Potential Anti-Takeover Effect. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of Sipex’s Board of Directors or contemplating a tender offer or other transaction for the combination of Sipex with another company), the Reverse Split proposal is not being proposed in response to any effort of which we are aware to accumulate Sipex’s shares of Common Stock or obtain control of Sipex, nor is it part of a plan by management to recommend a series of similar amendments to Sipex’s Board of Directors and stockholders.
     Effect on Stock Certificates. If Sipex’s stockholders approve the Amendments and if the Board of Directors elects to effect a Reverse Split, the Company would file either the amendment to the Company’s Amended and Restated Certificate of Incorporation approved at the annual meeting or one of the Amendments with the Secretary of State of the State of Delaware. The Reverse Split would become effective at the time specified by such amendment, which we refer to as the “effective time.”
     If the stockholders approve the Amendments and the Board of Directors elects to effect a Reverse Split, registered stockholders will be sent a transmittal letter from the Company’s transfer agent as soon as practicable after the effective date of such Reverse Split. The letter of transmittal would contain instructions on how to surrender your certificate(s) representing your pre-split shares to the transfer agent. The transfer agent would forward to each registered stockholder who has sent the required documents a new share certificate representing the number of post-split shares of Common Stock to which the stockholder is entitled. Until surrendered, each share certificate representing pre-split shares of the Common Stock of the Company would be deemed for all purposes to represent the number of whole shares of post-split common shares, and the right to receive a cash payment in lieu of any fractional shares (without interest), to which the holder is entitled as a result of the Reverse Split. If a registered stockholder is entitled to a payment in lieu of any fractional share, such payment would be made as described above under “Effect on Fractional Stockholders.”

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.
No Dissenter’s Rights
     Under the Delaware General Corporation Law, Sipex’s stockholders are not entitled to dissenter’s rights with respect to any Reverse Split, and the Company is not independently providing and has not so provided stockholders with any such right.
Federal Income Tax Consequences of the Reverse Stock Split
     The following is a summary of certain material federal income tax consequences of a Reverse Split and does not purport to be a complete discussion of all of the possible federal income tax consequences of any Reverse Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the Reverse Split may vary significantly as to each stockholder, depending upon the state in which he or she resides. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-split shares were, and the post-split shares would be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”) (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.
     Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-split shares for post-split shares pursuant to the Reverse Split. The aggregate tax basis of the post-split shares received in the Reverse Split (including any fraction of a post-split share deemed to have been received) would be the same as the stockholder’s aggregate tax basis in the pre-split shares exchanged therefor. In general, stockholders who receive cash upon redemption of their fractional share interests in the post-split shares as a result of the Reverse Split would recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The federal income tax liability, if any, generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. The stockholder’s holding period for the post-split shares would include the period during which the stockholder held the pre-split shares surrendered in the Reverse Split.
     Our view regarding the tax consequence of the Reverse Split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the Reverse Split.
Vote Required; Recommendation of Board
     The affirmative vote of the holders of a majority of the shares of our issued and outstanding Common Stock entitled to vote will be required to approve this Proposal I.
     OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF PROPOSAL I.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth as of December 13, 2006 information to the best of our knowledge, with respect to the beneficial ownership of the Company’s Common Stock by (i) each person who is known to the Company to be the beneficial owner of more than five percent of its Common Stock, (ii) each director of the Company, (iii) each of our executive officers , and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated in the footnotes to the table, the beneficial owners listed have sole voting and investment power (subject to community property laws where applicable) as to all of the shares beneficially owned by them. As of December 13, 2006, there were 35,792,335 shares of common stock outstanding.

	Total Amount and Nature of
Name and Address of Beneficial Owner (1)	Beneficial Ownership	Percent of Class
Alonim Investments, Inc. (2) 237 Hymus Blvd. Montreal (Pointe- Claire), Quebec H9R 5C7 Canada	16,296,200	45.8%

Kennedy Capital Management, Inc.(3) 10829 Olive Blvd. St. Louis, MO 63141	2,718,967	7.6%

Wasatch Advisors, Inc.(4) 150 Social Hall Avenue, 4th Floor, Salt Lake city, UT 84111	1,899,690	5.3%

Dimensional Fund Advisors(5) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,782,770	5.0%

Ralph Schmitt (6)	395,833	1.1%
Lee Cleveland (7)	216,400	*
Richard Hawron (8)	171,345	*
Clyde R. Wallin (9)	156,250	*
Edward Lam (10)	141,666	*
Joel Camarda (11)	78,125	*
John Arnold (12)	56,625	*
Brian Hilton (13)	41,250	*
Thomas P. Redfern (14)	35,625	*
Daniel G. Casey (15)	2,500	*
Pierre Guilbault (16)	2,500	*
Alan F. Krock (17)	2,500	*
All directors and executive officers as a group (12 persons)	1,300,619	3.5%

*	Less than 1% of Common Stock

(1)	Unless otherwise indicated, to the knowledge of the Company, each person listed above has sole voting and investment power with respect to the shares and maintains a mailing address at: c/o SIPEX Corporation, 233 South Hillview Drive, Milpitas, CA 95035.

(2)	Based solely on information provided in a Schedule 13G/A filed with the Securities and Exchange Commission on January 25, 2006, Alonim Investments had sole dispositive power of 16,296,200 shares and sole voting power of 16,296,200 shares.

(3)	Based solely on information provided in a Schedule 13G filed with the Securities and Exchange Commission December 31, 2005, Kennedy Capital Management, Inc. had sole dispositive power of 2,718,967 shares,and sole voting power of 2,718,967 shares.

(4)	Based solely on information provided in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005, Wasatch Advisors, Inc. and had sole dispositive power of 1,899,690 shares, and sole voting power of 1,899,690 shares.

(5)	Based solely on information provided in a Schedule 13G/A filed with the Securities and Exchange Commission on December 31, 2005, Dimensional Fund Advisors Inc. had sole dispositive power of 1,782,770 shares and sole voting power of 1,782,770.

(6)	Includes 395,833 shares issuable pursuant to stock options which are exercisable prior to February 11, 2007.

(7)	Based on information provided in a Form 3 filed with the Securities and Exchange Commission on October 1, 2005. Also includes 200,000 shares issuable pursuant to stock options which are exercisable prior to February 11, 2007.

(8)	Includes 171,345 shares issuable pursuant to stock options which are exercisable prior to February 11, 2007.

(9)	Includes 156,250 shares issuable pursuant to stock options which are exercisable prior to February 11, 2007.

(10)	Includes 144,666 shares issuable pursuant to stock options which are exercisable prior to February 11, 2007.

(11)	Includes 78,125 shares issuable pursuant to stock options which are exercisable prior to February 11, 2007.

(12)	Based on information provided in a Form 4 filed with the Securities and Exchange Commission on March 2, 2004. Also includes 50,625 shares issuable pursuant to stock options which are exercisable prior to February 11, 2007.

(13)	Includes 41,250 shares issuable pursuant to stock options which are exercisable prior to February 11, 2007.

(14)	Includes 35,625 shares issuable pursuant to stock options which are exercisable prior to February 11, 2007.

(15)	Includes 2,500 shares issuable pursuant to stock options which are exercisable prior to February 11, 2007.

(16)	Includes 2,500 shares issuable pursuant to stock options which are exercisable prior to February 11, 2007.

(17)	Includes 2,500 shares issuable pursuant to stock options which are exercisable prior to February 11, 2007.

EXPENSES AND SOLICITATION
     The cost of soliciting proxies on behalf of the Company will be borne by the Company. The Company will pay banks, brokers and other entities that exercise fiduciary powers which hold shares of Common Stock of record in nominee name or otherwise or as a participant in a registered clearing agency or which hold shares of Common Stock on behalf of beneficial owners and deposit such shares for safekeeping with another entity that exercises fiduciary powers their reasonable expenses for completing the mailing to security holders of proxy soliciting material and annual reports supplied by the Company. Further solicitation may be made by the officers and employees of the Company by mail, telephone, telegraph or personal interview without additional compensation.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, and other information filed by us at the SEC public reference rooms at 100 F. Street, NE, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our filings with the SEC are also available to the public from commercial document-retrieval services and the website maintained by the SEC at http://www.sec.gov.
     The proxy statement and these other documents may also be obtained free from Sipex. Requests for documents should be directed to: Sipex Corporation, 233 South Hillview Drive, Milpitas, California 95035. Attention: Corporate Secretary, telephone (408) 934-7500.
     You should rely on the information contained in this proxy statement to vote on the proposals. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. You should not assume that the information contained in the proxy statement is accurate as of any date other than the date hereof, and the mailing of this proxy statement to our stockholders shall not create any implication to the contrary.
INCORPORATION OF DOCUMENTS BY REFERENCE
     We file periodic reports, current reports, proxy statements and information statements with the SEC and we can “incorporate by reference” into this proxy statement information already filed by us with the SEC. This means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered part of this proxy statement. We incorporate by reference the documents or portions thereof listed below:
Sipex Corporation’s SEC Filings

(File No. 000-27892)	Period Covered or Date Filed
Annual Report on Form 10-K	Fiscal Year ended December 31, 2005, filed August 17, 2006, as amended by Form 10-K/A filed September 21, 2006
Quarterly Report on Form 10-Q	Fiscal Quarter ended April 1, 2006 filed September 21, 2006
Quarterly Report on Form 10-Q	Fiscal Quarter ended July 1, 2006 filed September 21, 2006
Quarterly Report on Form 10-Q	Fiscal Quarter ended September 30, 2006 filed November 14, 2006
     The reports above will be mailed to our stockholders together with this proxy statement. If exhibits to the documents incorporated by reference in this proxy statement are not themselves specifically incorporated by reference, then exhibits will not be provided.

     All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement and prior to a Special Meeting, shall be deemed incorporated by reference and be part of this proxy statement from their respective filing dates. Any statement contained in this proxy statement or in any document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to be modified or superseded for the purpose of this proxy statement to the extent that a subsequent statement contained in this proxy statement or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded will not be deemed to be part of this proxy statement.
OTHER MATTERS
     The Board of Directors knows of no other matters that will be presented for consideration by the stockholders at a Special Meeting. If any other matters are properly brought before the stockholders at a Special Meeting, it is the intention of the persons named on the accompanying proxy to vote on those matters in accordance with any recommendation by the Board of Directors.

By Order of the Board of Directors,

/s/ Clyde R. Wallin

CLYDE R. WALLIN
Secretary
Milpitas, California
Date: December 28, 2006

APPENDIX A
CERTIFICATE OF AMENDMENT
OF THE RESTATED CERTIFICATE OF INCORPORATION
OF SIPEX CORPORATION
     Clyde R. Wallin hereby certifies that:
     1. He is the duly elected and acting Secretary of Sipex Corporation, a corporation organized and existing under the laws of the state of Delaware (the “Corporation”).
     2. The Certificate of Incorporation of the Company initially was filed with the Secretary of State of the State of Delaware on April 9, 2003. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 28, 2003. An Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on November 30, 2006.
     3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation amends the provisions of the Amended and Restated Certificate of Incorporation.
     4. The terms and provisions of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation (i) have been approved by the Board of Directors of the Corporation in a resolution setting forth and declaring advisable the amendment contained herein and (ii) have been duly approved by the required number of shares of outstanding stock of the Corporation, in each case pursuant to and in accordance with Section 242 of the Delaware General Corporation Law.
     5. Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:
          “The corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares which the corporation shall have authority to issue is 61,000,000 consisting of 60,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of Preferred Stock, par value $0.01 per share.
          Effective 12:01 a.m. on [                    ], 2007 (the “Effective Time”), each [one and one-half/two/two and one-half] shares of Common Stock of the Corporation issued and outstanding shall be combined into one (1) share of fully paid and nonassessable Common Stock of the Corporation, as appropriate, subject to the treatment of fractional shares interests described below. Following the effectiveness of this amendment, the Corporation will evidence the reverse stock split effected by this Article pursuant to procedures adopted by the Corporation.
          No fractional shares of Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation.
          A holder of common stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction of a share to which the stockholder would otherwise be entitled multiplied by the average of the closing prices of the Common Stock, for the ten (10) trading days preceding the date that is five (5) trading days before the Effective Time (as adjusted for the reverse stock split effected by this Article) (or if such prices are not available, the average of the last bid and asked prices of the Common Stock on such days (as adjusted for the reverse stock split effected by this Article) or other price determined by the Board of Directors).
          The Board of Directors of the corporation (the “Board”) is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.
          Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock).”
     IN WITNESS WHEREOF, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation, which amends certain provisions of the Amended and Restated Certificate of Incorporation of the Corporation, having been duly adopted in accordance with Section 242 of the Delaware General Corporation Law, has been duly executed by its Secretary, this [___] day of ___ 2007.

Clyde R. Wallin, Secretary

DETACH HERE
PROXY
SIPEX CORPORATION
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
JANUARY 30th 2007
SOLICITED BY THE BOARD OF DIRECTORS
     The undersigned stockholder of Sipex Corporation, a Delaware corporation (the “Corporation”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated January 30th 2007 and hereby appoints Ralph Schmitt and Clyde R. Wallin, and each of them, its true and lawful agents and proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at a Special Meeting of Stockholders of the Corporation to be held at the Corporation’s corporate offices, located at 233 South Hillview Drive, Milpitas, California 95035 on Tuesday, January 30th 2007 at 10:00 am, local time, and at any adjournments or postponements thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all the matters set forth on the reverse side.
[SEE REVERSE SIDE]           CONTINUED AND TO BE SIGNED ON REVERSE SIDE           [SEE REVERSE SIDE]

DETACH HERE
☑ PLEASE MARK VOTES AS IN THIS EXAMPLE.
THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE A SPECIAL MEETING OF STOCKHOLDERS.
1. TO APPROVE THE GRANT OF DISCRETIONARY AUTHORITY TO THE BOARD OF DIRECTORS TO AMEND THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S ISSUED COMMON STOCK AT ANY TIME PRIOR TO MARCH 30, 2007, AT ONE OF THE FOLLOWING RATIOS (THE EXACT RATIO TO BE DETERMINED BY THE BOARD OF DIRECTORS): ONE SHARE FOR ONE AND ONE-HALF SHARES; ONE SHARE FOR TWO SHARES; OR ONE SHARE FOR TWO AND ONE-HALF SHARES
☐ FOR           ☐ AGAINST           ☐ ABSTAIN
and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournments or postponements thereof.
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐
(This proxy should be dated and must be signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants of a community property, both should sign.)

Signature:	Date:

Signature:	Date: